Northern Power Systems Announces Leadership Transition with Focus on Distributed Energy
Solutions
CEO Troy C. Patton to transition to Board Advisory Role; remaining a member of Board of
Directors
Office of the President and COO formed driving the Company’s refined focus on distributed energy;
Ciel R. Caldwell named to role

Barre, VT USA (August 10, 2016) – Northern Power Systems Corp. (TSX: NPS), a next generation renewable energy technology company, today announced that as it makes progress toward concluding the monetization of its utility wind technology, the Company will be re-aligning its leadership to focus its future on delivering business solutions for a range of distributed energy customers. As part of this transition the Board of Directors of Northern Power Systems has decided to eliminate the office of chief executive and form an office of the president and chief operating officer. With this decision, Troy C. Patton will no longer be chief executive officer, effective immediately, but remain a member of the Company’s Board of Directors, continuing to provide corporate development and business advisory services to the Northern Board. Ciel R. Caldwell the Company’s current senior vice president of operations and finance will assume leadership of Northern Power as the president and chief operating officer while continuing to serve as the Company’s principal financial officer.

On behalf of Northern Power Systems Board of Directors, Chairman of the Board William Leimkuhler commented, “We thank Troy for his commitment and leadership as we built Northern to pursue an integrated utility and distributed wind strategy based on our proprietary PMDD technologies. We are fortunate that Troy will continue to lead the Company in a successful conclusion of a transaction monetizing our utility wind assets, as well as to advance other corporate development opportunities as an advisor to Northern.”

Mr. Patton added, “I am excited about the future of Northern Power Systems. The Company’s cost out efforts and creative solutions in the distributed energy space are advancing and I look forward to continuing on the Board of Directors. As Northern makes this transition, I will focus on delivering strong value to Northern in actively creating and nurturing the partnerships needed to deliver value to a variety of stakeholders across the energy marketplace.” Mr. Patton concluded, “After five years of working with Ciel I am confident that she is fully prepared to take the helm and make the future of Northern a success. I look forward to continuing to work with her as part of the Northern Board.”

Mr. Leimkuhler continued, “Ms. Caldwell has over 20 years of experience in finance and operations, which we see as key capabilities as we focus on profitable growth. The Board has carefully considered the leadership and skill set needed to focus our business on the opportunities that Northern can realize in distributed energy and microgrid offerings.”

“I am excited to have the opportunity to lead the future of Northern with our qualified team,” Ms. Caldwell stated. “We have a unique opportunity to create value by transitioning to a lean start-up mentality focused on delivering solutions for a variety of customers that can benefit from distributed energy solutions leveraging our robust technology background and proven offerings. Troy and I have worked closely together for over five years and I appreciate all that I have learned from him. This knowledge will be invaluable as I focus on driving Northern to profitability and the successful business expansion of Northern Power Systems.”

About Northern Power Systems
Northern Power Systems designs, manufactures, and sells wind turbines and power technology products, and provides engineering development services for energy applications, into the global marketplace from its US headquarters and European offices.

Northern Power Systems and its predecessors have over 40 years’ experience in technologies and products generating renewable energy.
Northern Power Systems currently manufactures the NPS™ 60 and NPS™ 100 turbines. With over 11 million run time hours across its global fleet, Northern Power wind turbines provide customers with clean, cost effective, reliable renewable energy.
Patented next generation permanent magnet direct drive (PMDD) technology uses fewer moving parts, delivers higher energy capture, and provides increased reliability due to reduced maintenance and downtime.
Northern Power Systems’ FlexPhase™ power converter platform uses patented converter architecture and advanced controls technology for advanced grid support and generation applications.
Northern Power Systems offers comprehensive inhouse development services, including systems level engineering, advanced drivetrains, power electronics, PM machine design, and remote monitoring systems to the energy industry.

To learn more about Northern Power Systems, please visit www.northernpower.com.

Notice regarding forward-looking statements:
This release includes forward-looking statements regarding Northern Power Systems and its business, which may include, but is not limited to, product and financial performance, regulatory developments, supplier performance, anticipated opportunity and trends for growth in our customer base and our overall business, our market opportunity, expansion into new markets, execution of the company’s growth strategy and timeline for filing the Annual Filings. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “is expected”, “expects”, “scheduled”, “intends”, “contemplates”, “anticipates”, “believes”, “proposes” or variations (including negative variations) of such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Such statements are based on the current expectations of the management of Northern Power Systems. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, including risks regarding the wind power industry; production, performance and acceptance of the company’s products; our sales cycle; our ability to convert backlog into revenue; performance by the company’s suppliers; our ability to maintain successful relationships with our partners and to enter into new partner relationships; our performance internationally; currency fluctuations; economic factors; competition; the equity markets generally; and the other risks detailed in Northern Power Systems’ risk factors discussed in filings with the U.S. Securities and Exchange Commission (the “SEC”), including but not limited to Northern Power Systems’ Annual Report on Form 10-K filed on July 25th, 2016, as well as other documents that may be filed by Northern Power Systems from time to time with the SEC. Although Northern Power Systems has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Northern Power Systems undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Eric Larson
Vice President and Corporate Controller
+1-802-661-4673
ir@northernpower.com